TRACTOR SUPPLY COMPANY REPORTS RECORD FIRST QUARTER RESULTS
~ Sales Increased by 17.7% to $836.6 Million ~
~ Same-Store Sales Increased 10.7% ~
~ Earnings per Share of $0.24 vs. $0.14 ~

Brentwood, Tennessee, April 20, 2011 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its first fiscal quarter ended March 26, 2011.

First Quarter Results
Net sales increased 17.7% to $836.6 million from $710.9 million in the prior year’s first quarter.  Same-store sales increased 10.7%, compared to a 2.8% increase in the prior-year period.  The same-store sales increase was broad-based geographically and across all major product categories. Consumable, usable and edible (CUE) products, principally animal and pet-related merchandise, continued to perform well. Seasonal merchandise also experienced solid sales during the quarter.

Gross margin increased 18.5% to $273.6 million, or 32.7% of sales, compared to $230.9 million, or 32.5% of sales, in the prior year’s first quarter.  The increase in gross margin reflects improved direct product margin, partially offset by increased transportation costs.  The improvement in direct margin resulted primarily from strategic sourcing, solid inventory allocation, effective retail price management and strong sell-through of products, which minimized markdowns.

Selling, general and administrative expenses, including depreciation and amortization, improved to 29.3% of sales for the first quarter compared to 30.2% of sales in the prior year’s first quarter.  The improvement as a percent of sales was primarily attributable to strong same-store sales.

Net income for the quarter was $18.3 million, or $0.24 per diluted share, compared to net income of $10.6 million, or $0.14 per diluted share, in the first quarter of the prior year.  All references to shares outstanding and per-share amounts reflect a two-for-one stock split that was effective on September 2, 2010.

The Company opened 26 stores in the first quarter compared to opening 19 stores and closing one store in the prior year’s first quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “We are delighted with our record first quarter results and start to 2011 as we continue to experience broad-based strength across the organization.  As a result, we achieved our fourth consecutive quarter of double-digit sales and earnings growth.  We enhanced our merchandise management across categories and regions, maintained a prudent approach to expenses, and experienced greater productivity from new stores.  Through great planning and execution, we believe we are well-positioned for the important spring selling season.”

Company Outlook
Based on strong performance in the first quarter, the Company raised its financial expectations for fiscal 2011.  Net sales are anticipated to range from $4.04 billion to $4.11 billion compared to the Company’s previously expected range of $4.00 billion to $4.07 billion.  Same store sales for the year are now expected to increase 3.5% to 5.0% compared to the original expectation of an increase of 2.5% to 4.5%.  The Company now anticipates net income to range from $2.62 to $2.70 per diluted share compared to its previous guidance of $2.54 to $2.62 per diluted share.

Mr. Wright concluded, “With a solid start to this year, we are confident we are taking the right steps to grow and improve the Company.  We are building on our momentum while executing against our plans and investing in the business, which we believe will enable us to continue delivering sustainable growth.  We are driving our top-line through key merchandising initiatives while also enhancing gross margin through inventory management, strategic sourcing, private brands and price optimization.  Our balance sheet remains strong and we look forward to another successful year.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results.  The call will be broadcast simultaneously over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the link “Investor Relations.”  The webcast will be archived shortly after the conference call concludes through May 4, 2011.

About Tractor Supply Company
At March 26, 2011, Tractor Supply Company operated 1,027 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers.  The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses.  Stores are located in towns outlying major metropolitan markets and in rural communities.  The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control.  This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods.  These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations.  These factors include general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, on-going and potential legal or regulatory proceedings, management of our information systems, effective tax rate changes and results of examination by taxing authorities and the ability to maintain an effective system of internal control over financial reporting.  Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements.  Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FIRST QUARTER ENDED
	March 26, 2011		March 27, 2010
		% of Sales		%of Sales
Net sales	$836,576	100.0%	$710,917	100.0%
Cost of merchandise sold	562,970	67.3	479,986	67.5
Gross margin	273,606	32.7	230,931	32.5

Selling, general and administrative expenses	226,575	27.1	197,810	27.8
Depreciation and amortization	18,265	2.2	16,654	2.4

Income from operations	28,766	3.4	16,467	2.3
Interest expense, net	243	0.0	318	0.0

Income before income taxes	28,523	3.4	16,149	2.3
Income tax expense	10,188	1.2	5,567	0.8
Net income	$18,335	2.2%	$10,582	1.5%

Net income per share:
Basic	$0.25		$0.15
Diluted	$0.24		$0.14

Weighted average shares outstanding (000’s):
Basic	72,704		72,309
Diluted	74,927		74,000

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 26, 2011	March 27, 2010*
ASSETS
Current assets:
Cash and cash equivalents	$140,448	$138,060
Short-term investments	15,913	--
Inventories	941,377	832,881
Prepaid expenses and other current assets	40,698	38,772
Total current assets	1,138,436	1,009,713

Property and equipment, net	413,818	365,838
Goodwill	10,258	10,258
Deferred income taxes	2,780	13,674
Other assets	11,861	4,856

TOTAL ASSETS	$1,577,153	$1,404,339

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$406,408	$394,955
Accrued employee compensation	17,021	12,604
Other accrued expenses	122,442	90,291
Current portion of capital lease obligations	58	360
Income taxes payable	--	308
Deferred income taxes	14,287	16,930
Total current liabilities	560,216	515,448

Revolving credit loan	--	--
Capital lease obligations	1,302	1,324
Deferred rent	71,704	64,350
Other long-term liabilities	31,825	30,819
Total liabilities	665,047	611,941

Stockholders’ equity:
Common stock	636	624
Additional paid-in capital	254,064	202,186
Treasury stock	(310,522)	(223,007)
Retained earnings	967,928	812,595
Total stockholders’ equity	912,106	792,398

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,577,153	$1,404,339

*2010 amounts adjusted to reflect the change in inventory accounting method from LIFO to average cost.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	FIRST QUARTER ENDED
	March 26, 2011	March 27, 2010*
Cash flows from operating activities:
Net income	$18,335	$10,582
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	18,265	16,654
Loss on sale of property and equipment	45	407
Stock compensation expense	3,612	3,154
Deferred income taxes	8,403	2,842
Change in assets and liabilities:
Inventories	(204,857)	(156,415)
Prepaid expenses and other current assets	(6,753)	(8,028)
Accounts payable	159,020	133,320
Accrued employee compensation	(17,555)	(10,121)
Other accrued expenses	(12,366)	(10,404)
Income taxes payable	(8,269)	(6,957)
Other	(2,681)	3,991

Net cash used in operating activities	(44,801)	(20,975)

Cash flows from investing activities:
Capital expenditures	(28,905)	(12,940)
Proceeds from sale of property and equipment	56	288

Net cash used in investing activities	(28,849)	(12,652)

Cash flows from financing activities:
Borrowings under revolving credit agreement	--	142
Repayments under revolving credit agreement	--	(142)
Excess tax benefit of stock options exercised	4,830	2,298
Principal payments under capital lease obligations	(47)	(115)
Restricted stock units withheld to satisfy tax obligations	(872)	(657)
Repurchase of common stock	(53,146)	(3,803)
Net proceeds from issuance of common stock	11,105	6,187
Cash dividends paid to stockholders	(5,111)	(5,074)

Net cash used in financing activities	(43,241)	(1,164)

Net decrease in cash and equivalents	(116,891)	(34,791)

Cash and cash equivalents at beginning of period	257,339	172,851

Cash and cash equivalents at end of period	$140,448	$138,060

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$33	$36
Income taxes	8,253	6,764

* 2010 amounts adjusted to reflect the change in inventory accounting method from LIFO to average cost. Additionally, reclassified certain amounts within cash flows from operating activities to conform to the current period presentation.

Selected Financial and Operating Information

	FIRST QUARTER ENDED
	March 26, 2011	March 27, 2010
	(unaudited)
Sales Information:
Same-store sales increase	10.7%	2.8%
Non-comp sales (% of total sales)	5.9%	6.0%

Average transaction value	$39.56	$38.59
Comp average transaction/value increase (decrease)	2.3%	(4.2)%
Comp average transaction count increase	8.2%	7.3%

Store Count Information:
Beginning of period	1,001	930
New stores opened	26	19
Stores closed	--	(1)
End of period	1,027	948

Relocated stores	--	--

Pre-opening costs (000’s)	$2,462	$2,193

Balance Sheet Information:
Average inventory per store (000’s) (a)	$878	$850
Inventory turns (annualized)	2.85	2.57
Financed inventory (a)	47.7%	51.1%
Share repurchase program:
Cost (000’s)	$53,146	$3,803
Average purchase price per share (b)	52.54	26.01

(a) Assumes average inventory cost, excluding inventory in transit.
(b) Reflects a split effected purchase price.